Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 o: (650) 493-9300 f: (650) 493-6811

November 14, 2023
ESS Tech, Inc.
26440 SW Parkway Ave., Bldg. 83
Wilsonville, Oregon 97070
Re:    Registration Statement on Form S-3
Ladies and Gentlemen:
At your request, we have examined the Registration Statement on Form S-3 (the “Registration Statement”), filed by ESS Tech, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) in connection with the registration pursuant to the Securities Act of 1933, as amended (the “Act”), of the Securities (as defined below).
The Registration Statement relates to the proposed offer and sale by the selling securityholders named in the Registration Statement (the “Selling Securityholders”), from time to time, pursuant to Rule 415 under the Act, as set forth in the Registration Statement, the prospectus contained therein (the “Prospectus”) and any supplements to the prospectus (each a “Prospectus Supplement”), of (i) up to 16,491,754 shares of common stock, par value $0.0001 per share (“Common Stock”), of the Company (the “Investment Shares”), (ii) warrants to purchase up to 17,677,348 shares of Common Stock (consisting of a warrant to purchase up to 10,631,633 shares of Common Stock (the “Investment Warrant”), a warrant to purchase up to 6,269,955 shares of Common Stock (the “IP Warrant”), and a warrant to purchase up to 755,760 shares of Common Stock (the “Performance Warrant” and, together with the Investment Warrant and the IP Warrant, the “Warrants”), and (iii) up to 17,677,348 shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares” and together with the Investment Shares and the Warrants, the “Securities”).
The Securities are to be sold from time to time as set forth in the Registration Statement, the Prospectus contained therein and any Prospectus Supplement.
We are acting as counsel for the Company in connection with the registration of the Securities. As such counsel, we have made such legal and factual examinations and inquiries as we have deemed necessary or advisable for the purpose of rendering the opinions and statements set forth below. In rendering the opinions and statements expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.
In addition, we have reviewed originals or copies of such corporate records of the Company, certificates of public officials, a certificate of an officer of the Company as to factual matters, and such other documents which we consider necessary or advisable for the purpose of rendering the opinions set forth below. We have not independently established the facts stated therein.
In our examination, we have assumed the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the authenticity of the originals of such documents. We have also assumed (a) the authority of such persons signing on behalf of the parties thereto other than the
AUSTIN BEIJING BOSTON BOULDER BRUSSELS HONG KONG LONDON LOS ANGELES NEW YORK PALO ALTO
SALT LAKE CITY SAN DIEGO SAN FRANCISCO SEATTLE SHANGHAI WASHINGTON, DC WILMINGTON, DE

ESS Tech, Inc.
November 14, 2023

Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company; (b) the truth, accuracy and completeness of the information, representations and warranties contained in the instruments, documents, certificates and records we have reviewed; (c) that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective under the Act; (d) that the Securities will be issued and sold in compliance with applicable U.S. federal and state securities laws and in the manner stated in the Registration Statement, the Prospectus and any applicable Prospectus Supplement; (e) the conformity of the documents filed with the Commission via the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”), except for required EDGAR formatting changes, to physical copies submitted for our examination; and (f) the absence of any evidence extrinsic to the provisions of the written agreements between the parties that the parties intended a meaning contrary to that expressed by those provisions.
Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set out below, we are of the opinion that:
1.With respect to the Investment Shares to be offered pursuant to the Registration Statement, such Investment Shares have been duly authorized and are validly issued, fully paid and nonassessable;
2.With respect to the Warrants to be offered pursuant to the Registration Statement, the Warrants constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; and
3.With respect to the Warrant Shares to be offered pursuant to the Registration Statement, such Warrant Shares have been duly authorized and, when such Warrant Shares are issued upon the exercise of the Warrants upon payment of the exercise price therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.
Our opinion that any document is legal, valid and binding is qualified as to:
(a)limitations imposed by bankruptcy, insolvency, reorganization, arrangement, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally;
(b)rights to indemnification and contribution, which may be limited by applicable law or equitable principles; and
(c)the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, whether considered in a proceeding in equity or at law.
We express no opinion as to the laws of any other jurisdiction, other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware.
We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in the Registration Statement, the Prospectus, any Prospectus Supplement, and in any amendment or supplement thereto. In giving such consent, we do

ESS Tech, Inc.
November 14, 2023

not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ WILSON SONSINI GOODRICH & ROSATI, Professional Corporation
WILSON SONSINI GOODRICH & ROSATI,
Professional Corporation